EXHIBIT 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, BC V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

November 13, 2024

enGene Holdings Inc. 4868 Rue Levy, Suite 220 Saint-Laurent, QC H4R 2P1

RE: enGene Holdings Inc. - Registration Statement on Form S-3

Dear Sirs and Mesdames:

We have acted as Canadian counsel to enGene Holdings Inc., a corporation governed by the Business Corporations Act (British Columbia) (the “Corporation”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement (the “Registration Statement”) on Form S-3 under the United States Securities Act of 1933, as amended (the “Act”) relating to the registration for resale by the Selling Holders named in the Registration Statement (the “Selling Holders”) of up to: (i) 46,977,183 common shares without par value, in the capital of the Corporation (“Common Shares”); (ii) up to 6,289,198 warrants to purchase Common Shares (“Warrants”) to be offered and sold by the Selling Holders; and (iii) up to 8,511,968 Common Shares issuable upon exercise of Warrants. Of the 46,977,183 Common Shares registered for resale, 6,758,311 Common Shares were issued pursuant to the Corporation’s private placement (the “October PIPE”), which closed on October 29, 2024 (the “October PIPE Shares”).

Materials Reviewed

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)
the Registration Statement and such matters of fact and questions of law as we have considered appropriate for the purposes of this letter;
(b)
the subscription agreements entered into pursuant to the October PIPE (the “Subscription Agreements”);
(c)
resolutions of the directors of the Corporation approving, among other things, the October PIPE and the issuance of the October PIPE Shares; and
(d)
the notice of articles and the articles of the Corporation.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents.

Assumptions and Fact Reliance

We have assumed that:

(a)
all information contained in all documents reviewed by us is true and correct;
(b)
the genuineness of all signatures on all documents reviewed by us;
(c)
the authenticity and completeness of all documents submitted to us as originals;

(d)
the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;
(e)
the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;
(f)
each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;
(g)
the due authorization, execution and delivery of all documents in drafts previously reviewed where authorization, execution and delivery are prerequisites to the effectiveness of such documents;
(h)
the Subscription Agreements have been duly authorized, executed and delivered by, and constitute, valid and legally binding obligations of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of Delaware;
(i)
that insofar as any obligation under any of the Subscription Agreements is to be performed in any jurisdiction outside of the Province of British Columbia, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;
(j)
the terms used in any of the Subscription Agreements have the same meanings under the laws of the Province of British Columbia as they do under the laws of the State of Delaware and would be interpreted and understood under the laws of the Province of British Columbia in the same way as they are interpreted and understood under the laws of the State of Delaware; and
(k)
the Registration Statement will be effective and comply with all applicable laws.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Common Shares or the Subscription Agreements. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our specific representation of the Corporation.

Whenever our opinion refers to the Corporation’s Common Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Common Shares of the Corporation, either in order to complete payment for such Common Shares, to satisfy claims of creditors of the Corporation, or otherwise. No opinion is expressed as to the actual receipt by the Corporation of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received.

Applicable Laws

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

Opinions

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the October PIPE Shares registered under the Registration Statement have been validly issued as fully paid and non-assessable shares in the capital of the Corporation.

Qualifications and Liabilities

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Common Shares and does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP